EXHIBIT 12

                            DARDEN RESTAURANTS, INC.
         COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES
                          (Dollar Amounts in Thousands)

                                                                                  Thirteen Weeks Ended
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                                                                        August 26, 2001         August 27, 2000
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

Consolidated Earnings from Operations Before Income Taxes....              $   95,577                $  87,838
Plus Fixed Charges...........................................                  14,753                   12,005
Less Capitalized Interest....................................                    (886)                    (833)
                                                                            ---------                ---------

Consolidated Earnings from Operations Before Income
   Taxes Available to Cover Fixed Charges....................               $ 109,444                $  99,010
                                                                            =========                =========

Ratio of Consolidated Earnings to Fixed Charges..............                    7.42                     8.25
                                                                            =========                =========



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